Exhibit 99.1

          Pope & Talbot Announces Second Quarter 2005 Results


    PORTLAND, Ore.--(BUSINESS WIRE)--July 28, 2005--Pope & Talbot, Inc. (NYSE:POP) today reported a net loss of $7.0 million, or $0.43 per share for the three months ended June 30, 2005, compared with net income of $9.2 million, or $0.58 per diluted share, reported for the same period in 2004 and a net loss of $0.6 million, or $0.04 per share, for the first quarter of 2005. Revenues were $202.1 million for the quarter compared with $193.6 million for the second quarter of 2004, and earnings before interest, taxes, depreciation and amortization (EBITDA) was $3.9 million compared with $28.2 million one year ago.
    The year-over-year decline was driven primarily by a combination of market price decreases for the Company's pulp and lumber businesses, as well as increases in the Company's cost of goods sold. In particular, the Canadian to U.S. dollar exchange rate continues to cause significant year-over-year increases in the cost of goods sold. For the quarter ended June 30, 2005, the average Canadian to U.S. dollar exchange rate was .80 versus .82 for the quarter ended March 31, 2005, but was significantly higher than the average .74 rate for the second quarter of 2004. The Company estimates that the change in the Canadian to U.S. dollar exchange rate increased second quarter 2005 reported cost of goods sold by approximately $10.7 million as compared with the second quarter of 2004.
    Lumber import duty deposits on Canadian softwood lumber continue to negatively affect lumber costs. Import duties totaled $10.1 million in the second quarter of 2005, compared with $10.7 million in the same quarter of 2004 and $8.5 million in the first quarter of 2005. The decrease in duties paid, compared with 2004, reflected the decrease in duty deposit rates from a combined rate of 27.22 percent in 2004 to
20.15 percent in 2005.
    "While we are pleased with the increased lumber production, the year-to-year decline in prices for the Company's lumber and pulp products, combined with foreign exchange driven cost increases, continued to erode the earnings of Pope & Talbot, Inc.," stated Mike Flannery, Chairman and Chief Executive Officer.

    Pulp

    Pope & Talbot's second quarter pulp sales volume decreased two percent to 187,300 metric tons, with pulp sales revenues decreasing eight percent to $100.9 million, as compared with the second quarter 2004. The average price realized per metric ton sold during the quarter decreased six percent to $539 from $576 in the second quarter of 2004. The second quarter 2005 pricing represented a two percent decrease from the first quarter 2005 average price realization of $551 per metric ton.
    In the second quarter of 2005, pulp cost of goods sold increased $6.6 million, or seven percent compared with the second quarter of 2004, despite the two percent decrease in sales volume. The increase in cost of goods sold was primarily the result of foreign exchange driven cost increases of approximately $6.4 million and a $2.5 million inventory write-down at June 30, 2005 due to lower prices anticipated in the third quarter.

    Wood products

    Pope & Talbot's second quarter 2005 lumber sales volume increased 33 percent to 217 million board feet primarily as a result of the Fort St. James acquisition, with wood products sales revenues increasing 21 percent to $101.2 million, as compared with the second quarter of 2004. The average price realized per thousand board feet sold during the quarter decreased eleven percent to $409 from $460 in the second quarter of 2004. Second quarter 2005 pricing also declined seven percent relative to first quarter 2005 average price realization of $438 per thousand board feet.
    In the second quarter of 2005, wood products cost of goods sold increased $27.7 million, or 40 percent, compared with the second quarter of 2004. Contributing to the cost increases were the 33 percent increase in sales volume and foreign currency exchange driven cost increases of approximately $4.3 million.

    Selected Statistics

                           Second Quarter    First    Six months ended
                                            Quarter       June 30,
                          ----------------  -------  -----------------
                            2005     2004     2005     2005     2004
                          -------  -------  -------  -------  --------
Sales Volumes (thousands):
Pulp (metric tons)        187,300  190,400  209,100  396,400  402,600
Lumber (thousand board
 feet)                    217,100  163,200  185,000  402,100  311,100

Production Volumes
 (thousands):
Pulp (metric tons)        189,600  192,700  203,000  392,600  395,100
Lumber (thousand board
 feet)                    227,100  173,700  185,200  412,300  334,900

Average Price Realizations: (A)
Pulp (metric tons)           $539     $576     $551     $545     $543
Lumber (thousand board
 feet)                       $409     $460     $438     $422     $433

Notes:
(A) Gross invoice price less trade discounts.
---------------------------------- -------- -------- -------- --------

    In the second quarter of 2005, Pope & Talbot's capital expenditures (exclusive of the $37.5 million Fort St. James sawmill acquisition) were $12.6 million and depreciation was $9.1 million. At the end of the quarter, total debt was $274.5 million, an increase of $21.2 million from March 31, 2005, and $39.3 million from year-end 2004. Shareholders' equity was $149.7 million, a decrease of $13.9 million from year-end 2004. On June 30, 2005, the ratio of total debt to total capitalization was 65 percent, up from 59 percent at year-end 2004.
    In June, the Company amended its three-year U.S. revolving credit agreement to increase the maximum revolving borrowing capacity to $35 million, a $10 million increase. In July, the Company renewed its Canadian revolving bank line credit agreement through July 29, 2006 and increased the maximum revolving borrowing capacity to $180 million Canadian (approximately $146 million U.S.), an increase of $30 million Canadian or approximately $24 million U.S.
    Pope & Talbot, Inc. will be holding a conference call on Thursday, July 28, 2005, at 10:00 a.m. PDT (1:00 p.m. EDT.) The call-in number is 416-695-9757. The conference call will also be webcast simultaneously on the Company's website: www.poptal.com.

    Statements in this press release or in other Company communications may relate to future events or the Company's future performance. Such statements are forward-looking statements and are based on present information the Company has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to an inherent risk that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that the Company does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.
    The Company's financial performance depends on operating efficiencies and the prices it receives for its products, as well as other factors such as foreign exchange fluctuations. Prices for the Company's products are highly cyclical and have fluctuated significantly in the past and may fluctuate significantly in the future. A deterioration in pricing may result in the Company taking downtime or other unanticipated actions at its manufacturing facilities. The Company's sensitivity to these and other factors that may affect future results are discussed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

    Pope & Talbot considers net income or loss before interest, income taxes, depreciation and amortization ("EBITDA") to be a relevant and meaningful indicator of earnings performance commonly used by investors, financial analysts and others, in addition to and not in lieu of generally accepted accounting principles (GAAP) results, to evaluate companies in its industry and, as such, has included this non-GAAP financial measure in its public statements.

    Pope & Talbot is dedicated to the pulp and wood products businesses. The Company is based in Portland, Oregon and trades on the New York and Pacific stock exchanges under the symbol POP. Pope & Talbot was founded in 1849 and produces pulp and softwood lumber in the U.S. and Canada. Markets for the Company's products include: the U.S.; Europe; Canada; South America; Japan; and other Pacific Rim countries. For more information on Pope & Talbot, Inc., please check the website: www.poptal.com.


                        POPE & TALBOT, INC. AND
                             SUBSIDIARIES
                (Thousands except per share, unaudited)

                              CONSOLIDATED STATEMENTS OF INCOME

                       Second Quarter     First     Six months ended
                                          Quarter        June 30,
                     ------------------- --------- -------------------
                         2005      2004      2005      2005      2004
                      --------  --------  --------  --------  --------

Revenues:
  Pulp               $100,901  $109,598  $115,202  $216,103  $218,739
  Wood Products
   Lumber              88,860    74,996    80,997   169,857   134,739
   Chips, logs and
    other              12,332     8,963    11,011    23,343    17,401
                      --------  --------  --------  --------  --------
       Total Wood
        Products      101,192    83,959    92,008   193,200   152,140
                      --------  --------  --------  --------  --------
           Total
            revenues  202,093   193,557   207,210   409,303   370,879
                      --------  --------  --------  --------  --------
Costs and expenses:
  Pulp cost of sales  101,743    95,173   111,251   212,994   201,087
  Wood Products cost
   of sales            97,006    69,258    83,379   180,385   133,170
  Selling, general
   and administrative   8,567     9,894     8,622    17,189    17,473
                      --------  --------  --------  --------  --------
Operating income
 (loss)                (5,223)   19,232     3,958    (1,265)   19,149
Interest expense,
 net                    5,227     5,106     5,135    10,362    10,400
                      --------  --------  --------  --------  --------

Income (loss) before
 income taxes         (10,450)   14,126    (1,177)  (11,627)    8,749
Income tax provision
 (benefit)             (3,462)    4,915      (532)   (3,994)    2,818
                      --------  --------  --------  --------  --------
Net income (loss)    $ (6,988) $  9,211  $   (645) $ (7,633) $  5,931
                      ========  ========  ========  ========  ========

Net income (loss)
 per common share:
  Basic              $  (0.43) $   0.59  $  (0.04) $  (0.47) $   0.38
                      ========  ========  ========  ========  ========
  Diluted            $  (0.43) $   0.58  $  (0.04) $  (0.47) $   0.37
                      ========  ========  ========  ========  ========

Average shares
 outstanding:
  Basic                16,222    15,721    16,157    16,190    15,696
  Diluted              16,222    15,943    16,157    16,190    15,891


                            CONSOLIDATED BALANCE SHEETS

                          June 30,       March 31, December
                                                      31,
                     ------------------- --------- ---------
                         2005      2004      2005      2004
                      --------  --------  --------  --------
Assets:
  Current assets     $211,893  $208,222  $217,352  $211,241
  Properties, net     366,394   315,096   337,123   340,038
  Deferred income
   tax assets, net          -     9,435         -         -
  Other assets         20,281    17,744    19,172    19,348
                      --------  --------  --------  --------
   Total assets      $598,568  $550,497  $573,647  $570,627
                      ========  ========  ========  ========
Liabilities and
 stockholders'
 equity:
  Current portion of
   long-term debt    $  6,673  $  5,336  $  6,673  $  5,605
  Other current
   liabilities        109,789   102,480    96,520   107,285
  Long-term debt,
   excluding current
   portion            267,847   240,084   246,600   229,634
  Deferred income
   tax liability,
   net                      -         -       974     2,522
  Other long-term
   liabilities         64,511    57,222    62,801    61,947
                      --------  --------  --------  --------
   Total liabilities  448,820   405,122   413,568   406,993
  Stockholders'
   equity             149,748   145,375   160,079   163,634
                      --------  --------  --------  --------
   Total liabilities
    and
    stockholder's
    equity           $598,568  $550,497  $573,647  $570,627
                      ========  ========  ========  ========

Total debt to total
 capitalization            65%       63%       61%       59%
                      ========  ========  ========  ========


                                    SEGMENT INFORMATION

                       Second Quarter     First     Six months ended
                                          Quarter        June 30,
                     ------------------- --------- -------------------
                         2005      2004      2005      2005      2004
                      --------  --------  --------  --------  --------
EBITDA: (A)
  Pulp               $  2,851  $ 16,752  $  7,812  $ 10,663  $ 25,007
  Wood Products         4,881    15,001     9,131    14,012    19,963
  General Corporate    (3,876)   (3,559)   (4,085)   (7,961)   (6,984)
                      --------  --------  --------  --------  --------
                        3,856    28,194    12,858    16,714    37,986
                      --------  --------  --------  --------  --------
Depreciation and
 amortization:
  Pulp               $  6,354  $  6,841  $  6,577  $ 12,931  $ 14,493
  Wood Products         2,386     1,722     1,946     4,332     3,520
  General Corporate       339       399       377       716       824
                      --------  --------  --------  --------  --------
                        9,079     8,962     8,900    17,979    18,837
                      --------  --------  --------  --------  --------
Operating income
 (loss):
  Pulp               $ (3,503) $  9,911  $  1,235  $ (2,268) $ 10,514
  Wood Products         2,495    13,279     7,185     9,680    16,443
  General Corporate    (4,215)   (3,958)   (4,462)   (8,677)   (7,808)
                      --------  --------  --------  --------  --------

  Operating income
   (loss)            $ (5,223) $ 19,232  $  3,958  $ (1,265) $ 19,149
                      ========  ========  ========  ========  ========

Additional
 Information:
  Lumber import
   duties            $ 10,100  $ 10,700  $  8,500  $ 18,600  $ 19,600
  Capital
   expenditures        12,626     7,277     8,345    20,971    10,334

Notes:
(A) EBITDA equals net income (loss) before income taxes and net interest expense, plus depreciation and amortization, and is reconcilable to the Company's net income (loss) using the depreciation and amortization, net interest expense and income tax provision (benefit) numbers in the above table. The Company uses EBITDA to evaluate the operating performance of its business on a consolidated basis and for each of its operating segments. The Company considers EBITDA to be a relevant and meaningful indicator of earnings performance commonly used by investors, financial analysts and others, in addition to and not in lieu of generally accepted accounting principles (GAAP) results, to evaluate companies in its industry. EBITDA is not a measure of liquidity under GAAP and should not be considered as an alternative to cash flow from operating activities.



    CONTACT: Pope & Talbot, Inc.
             Richard K. Atkinson, 503-228-9161